Exhibit 99.1

PRESS RELEASE

October 10, 2008
CONTACT:
FOR IMMEDIATE RELEASE:	Alicia Shirah
229-522-2822

Southwest Georgia Ethanol, LLC, a FUEL company, initiated its first grind on Friday, October 10, 2008 in Mitchell County, Georgia. This milestone marked the beginning of production at the Southeast’s only 100 million gallon per year ethanol facility.

First grind involves feeding the corn through the hammer mills which will grind the corn. The ground corn is cooked, treated with enzymes and placed in fermenters where yeast convert sugar derived from corn starch to alcohol. When it leaves the fermenter, the corn mash will go through the distillation and dehydration process, which will refine the liquid to 200 proof ethyl alcohol. The ethyl alcohol is then denatured with gasoline to render it undrinkable, which results in ethanol for blending. It will take several days to accumulate ethanol. After fermentation and distillation, the concentrated corn mash is fed through a drying process resulting in wet distillers’ grains or dried distillers’ grains, valuable feed products for livestock and poultry.

The idea for this project was conceived by Marilyn Royal, Executive Director of the Mitchell County Development Authority in December 2004. The Mitchell County Research Group first gathered in March 2005 and funded the initial feasibility study. This group formed First United Ethanol, LLC which is the parent company for Southwest Georgia Ethanol, LLC, a FUEL company. FUEL received over $75 million dollars from its 850+ investors with the majority of those investors living in Georgia and Florida. Fagen, Inc. began construction of the ethanol facility on May 18, 2007. During the refinancing, FUEL was required to restructure and form a wholly owned subsidiary named Southwest Georgia Ethanol, LLC. SWGE received its first corn via truck on September 12. The first 90 car unit train arrived on site on September 21 bringing with it over 300,000 bushels of corn. At first grind, SWGE had received 1.2 million bushels of corn via train and delivery of local corn grown in Georgia. After 17 months of construction, all efforts culminated in a successful first grind.

Murray Campbell, CEO of FUEL, reflected on the past three years and said, “Today is the culmination of some extraordinary effort of a lot of people. Our board, management team and employees have put in a tremendous amount of hours assembling all the pieces of this jigsaw puzzle. Projects this size don’t happen overnight. It takes a commitment from stockholders and supporters to see them through. I would like to personally thank and commend them all.”

“With the uncertainty of our economy and the recent fuel shortages in the United States and more specifically, the Southeast, now more than ever we need to become more energy independent. Income from taxes from the sales of our homegrown fuels can only help offset the current budget shortfalls the federal government and states are experiencing at this time. We must support and promote our home grown industry and stop sending our American dollars overseas. As the first destination plant in the Southeast, we are pioneers who will pave the road for biofuels production in this region,” proclaimed Tommy Dollar, Chairman of FUEL, as he commented upon first grind.

Mr. Dollar quoted Margaret Mead saying, “Never doubt that a small group of thoughtful, commited citizens can change the world. Indeed, it is the only thing that ever has.”

Forward Looking Statements

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the construction and operation of the Company’s ethanol manufacturing facility. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.